Exhibit 10.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED SUBSIDIARY SECURITY AGREEMENT

dated as of

October 25, 2019

between

THE GUARANTORS IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.

as Collateral Agent

TABLE OF CONTENTS

EXHIBITS:

Exhibit A	Form of Perfection Certificate
Exhibit B	Form of Joinder Agreement

SCHEDULES:

Schedule I	Lockbox Accounts and Collection Accounts

SECOND AMENDED AND RESTATED SUBSIDIARY SECURITY AGREEMENT

SECOND AMENDED AND RESTATED SUBSIDIARY SECURITY AGREEMENT dated as of October 25, 2019 (this “Agreement”) among the Guarantors (as defined herein) and JPMorgan Chase Bank, N.A., as Collateral Agent.

WHEREAS, (i) United States Steel Corporation, a Delaware corporation (the “Borrower”) and certain other parties thereto are parties to a Fourth Amended and Restated Credit Agreement dated as of February 26, 2018 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) and (ii) the Borrower and the Collateral Agent and certain other parties thereto are entering into the Credit Agreement (hereinafter defined), that amends and restates the Existing Credit Agreement, and pursuant to which the Borrower intends to borrow funds and obtain letters of credit for the purposes set forth therein;

WHEREAS, U. S. Steel Seamless Tubular Operations, LLC and the Collateral Agent are parties to the Subsidiary Security Agreement dated as of February 26, 2018 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Subsidiary Security Agreement”);

WHEREAS, United States Steel International, Inc. became a party to the Existing Subsidiary Security Agreement pursuant to that certain Subsidiary Security Agreement Joinder dated as of November 13, 2018 by and among United States Steel International, Inc. and the Collateral Agent;

WHEREAS, U.S. Steel Oilwell Services, LLC and U.S. Steel Tubular Products, Inc. became party to the Existing Subsidiary Security Agreement pursuant to that certain Subsidiary Security Agreement Joinder dated as of May 21, 2019 by and among U.S. Steel Oilwell Services, LLC, U.S. Steel Tubular Products, Inc. and the Collateral Agent;

WHEREAS, the parties hereto desire to amend and restate the Existing Subsidiary Security Agreement as provided in this Agreement;

WHEREAS, pursuant to the Credit Agreement, the Borrower has elected to cause each Guarantor to become a Subsidiary Guarantor and to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Subsidiary Security Agreement is amended and restated in its entirety as follows:

Section 1. Definitions.

(a)            Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in this Agreement have the meanings given to them in the Credit Agreement.

(b)            Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Chattel Paper	9-102
Deposit Account	9-102
General Intangible	9-102
Instrument	9-102
Inventory	9-102
Letter-of-Credit Right	9-102
Supporting Obligation	9-102

(c)            Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Article 9” means Article 9 of the UCC.

“Bi-Lateral Letter of Credit” means any letter of credit issued by a Bi-Lateral Letter of Credit Lender for the account of the Borrower.

“Bi-Lateral Letter of Credit Lender” means any Person that is a Lender or Lender Affiliate as of both (i) the date of issuance (or amendment, renewal or extension) of the applicable Bi-Lateral Letter of Credit and (ii) the date of designation of the applicable Bi-Lateral Letter of Credit Obligation as a “Secured Bi-Lateral Letter of Credit Obligation” pursuant to Section 20 of the Borrower Security Agreement.

“Bi-Lateral Letter of Credit Obligation” means any reimbursement obligation or other payment obligation of the Borrower owing to any Bi-Lateral Letter of Credit Lender in connection with any Bi-Lateral Letter of Credit issued by such Bi-Lateral Letter of Credit Lender.

“Blocked Account” means each of the Lockbox Accounts, the Collection Accounts or any other Deposit Account, in each case that has been subjected to a Blocked Account Agreement pursuant to Section 5(b).

“Blocked Account Agreement” means, with respect to any account, a blocked account agreement in favor of the Collateral Agent, all in form and substance reasonably satisfactory to the Collateral Agent.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Cash Collateral Account” has the meaning set forth in Section 5.

“Cash Management Obligation” means the liability of the Borrower owing to any Person which is a Lender or Lender Affiliate as of the date of designation of such Cash Management Obligation as a Secured Cash Management Obligation pursuant to Section 20 of the Borrower Security Agreement arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower now or hereafter maintained with such Lender or Lender Affiliate, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) purchasing card, debit card or credit card arrangements offered by such Lender or Lender Affiliate and (d) any other deposit, disbursement, and cash management services afforded to the Borrower by such Lender or Lender Affiliate.

“Collateral” means all property of the Lien Grantors, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Security Documents.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the Secured Parties under the Security Documents, and its successors in such capacity.

“Collection Account” means each deposit account listed on Schedule I hereto under the heading “Collection Accounts” and any other collection account established by any Lien Grantor into which collections on Pledged Receivables are deposited or into which amounts collected in any Lockbox Account are transferred.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts” means all General Intangibles related to the sale, lease, exchange, or other disposition of Inventory, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of October 25, 2019 among the Borrower, the Lenders party thereto, the LC Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

“Derivative Contract” means, with respect to any Derivative Obligation, the written contract evidencing such Derivative Obligation.

“Derivative Obligation” means any obligation of the Borrower in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, in each case owing to any Person that was a Lender or Lender Affiliate on the trade date for such Derivative Obligation (or an assignee of such Person).

“Earn Out Condition” means the following condition for terminating a Sweep Period: Facility Availability shall have been greater than the greater of (x) the amount that is 10% of the aggregate amount of the Commitments and (y) $200,000,000 for 60 consecutive days.

“Eligible Transferee” means any Person that is not a Subsidiary of the Borrower that purchases, or receives as collateral, Receivables from any Credit Party in connection with a Permitted Supply Chain Financing.

“Event of Default” means any Event of Default as defined in the Credit Agreement and any similar event with respect to any Secured Derivative Obligation that permits the acceleration of the maturity thereof (or an equivalent remedy).

“Excluded Derivative Obligations” means, with respect to any Lien Grantor, any Derivative Obligation if, and to the extent that, all or a portion of the guarantee of such Lien Grantor of, or the grant by such Lien Grantor of a security interest to secure, such Derivative Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Lien Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Lien Grantor or the grant of such security interest becomes effective with respect to such Derivative Obligation. If a Derivative Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Derivative Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“First Secured Derivative Obligations” means the Derivative Obligations that are designated by the Borrower as “First Secured Derivative Obligations” pursuant to Section 20 of the Borrower Security Agreement. For the avoidance of doubt, unless the context otherwise requires, any reference herein to the “amount” or the “principal amount” of a First Secured Derivative Obligation shall refer to then current Mark-to-Market Value of such First Secured Derivative Obligation.

“Guarantor” means (i) each Domestic Subsidiary (including U.S. Steel Seamless Tubular Operations, LLC, United States Steel International, Inc., U.S. Steel Oilwell Services, LLC and U.S. Steel Tubular Products, Inc.) of the Borrower that is a party hereto as of the Effective Date, and (ii) each other Domestic Subsidiary that becomes a party to this Agreement after the Effective Date in accordance with Section 21 hereof and the Collateral and Guarantee Requirement under the Credit Agreement.

“Joinder Agreement” means a Subsidiary Security Agreement Joinder to this Agreement in substantially the form of Exhibit B hereto.

“Lien Grantor” means each Guarantor.

“Liquid Investment” means (i) direct obligations of the United States or any agency thereof, (ii) obligations guaranteed by the United States or any agency thereof, (iii) money market funds that invest solely in obligations described in clauses (i) and (ii) of this definition, (iv) time deposits and money market deposit accounts issued by or guaranteed by or placed with a Lender, and (v) fully collateralized repurchase agreements for securities described in clause (i) or (ii) entered into with a Lender, provided in each case that such Liquid Investment (x) matures within 30 days after it is first included in the Collateral and (y) is in a form, and is issued and held in a manner, that in the reasonable judgment of the Collateral Agent permits appropriate measures to have been taken to perfect security interests therein.

“Liquidated Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not an Unliquidated Secured Obligation at such time.

“Lockbox Accounts” means each deposit account listed on Schedule I hereto under the heading “Lockbox Accounts” and any other lockbox account established by any Lien Grantor into which collections on Pledged Receivables are deposited.

“Mark-to-Market Value” means, at any date with respect to any Derivative Obligation, the lesser of (i) the amount that would be payable by the Borrower if the applicable Derivative Contract were terminated at such time in circumstances in which the Borrower was the defaulting party, taking into account the effect of any enforceable netting arrangement between the parties to such Derivative Contract with respect to mutual obligations in respect of other Secured Derivative Obligations between such parties and (ii) the amount stated in the applicable Derivative Contract to be the maximum amount which can be asserted as a secured claim against the Collateral.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Lien Grantor or other counsel, in either case approved by the Collateral Agent, which approval shall not be unreasonably withheld) addressed and delivered to the Collateral Agent.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Perfection Certificate” means a certificate from the Lien Grantors substantially in the form of Exhibit A, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Collateral Agent, and signed by an officer of each Lien Grantor.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to the Credit Agreement, including such Liens arising in connection with Permitted Supply Chain Financings.

“Pledged Receivables” means at any time Receivables that are included (or that creates rights that are included) in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Lien Grantor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of any Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Receivables” means all Accounts owned by any Lien Grantor and all other rights, titles or interests which, in accordance with GAAP would be included in receivables on its balance sheet (including any such Accounts and/or rights, titles or interests that might be characterized as Chattel Paper, Instruments or General Intangibles under the Uniform Commercial Code in effect in any jurisdiction), in each case arising from the sale, lease, exchange or other disposition of Inventory, and all of any Lien Grantor’s rights to any goods, services or other property related to any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit), and all collateral security and supporting obligations of any kind given by any Person with respect to any of the foregoing.

“Related Documents” means the Credit Agreement, any promissory notes issued pursuant to Section 2.17(d) of the Credit Agreement, the Security Documents, and the Subsidiary Guarantee Agreements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Release Conditions” means the following conditions for terminating all the Transaction Liens:

(i)        all Commitments under the Credit Agreement shall have expired or been terminated;

(ii)       all Liquidated Secured Obligations shall have been paid in full; and

(iii)      no Unliquidated Secured Obligation shall remain outstanding or such Unliquidated Secured Obligation shall be cash collateralized to an extent and in a manner reasonably satisfactory to each affected Secured Party.

“Second Secured Derivative Obligations” means all Secured Derivative Obligations that are not First Secured Derivative Obligations. For the avoidance of doubt, unless the context otherwise requires, any reference herein to the “amount” or the “principal amount” of a Second Secured Derivative Obligation shall refer to then current Mark-to-Market Value of such Second Secured Derivative Obligation.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of any Lien Grantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Bi-Lateral Letter of Credit Obligations” means the Bi-Lateral Letter of Credit Obligations that are designated by the Borrower as “Secured Bi-Lateral Letter of Credit Obligations” pursuant to Section 20 of the Borrower Security Agreement.

“Secured Cash Management Obligations” means the Cash Management Obligations that are designated by the Borrower as “Secured Cash Management Obligations” pursuant to Section 20 of the Borrower Security Agreement.

“Secured Derivative Obligations” means the Derivative Obligations that are designated by the Borrower as additional Secured Obligations pursuant to Section 20 of the Borrower Security Agreement; provided that Secured Derivative Obligations shall not include Excluded Derivative Obligations.

“Secured Loan Obligations” means all principal of all Loans and LC Reimbursement Obligations outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and LC Reimbursement Obligations and all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents.

“Secured Obligations” means the Secured Loan Obligations, the Secured Derivative Obligations, the Secured Bi-Lateral Letter of Credit Obligations, the Secured Cash Management Obligations and the Secured Vendor Financing Obligations and the Guarantees thereof made by the Guarantors pursuant to any Subsidiary Guarantee Agreement; provided that the Secured Obligations of any Lien Grantor shall not include Excluded Derivative Obligations.

“Secured Parties” means the holders from time to time of the Secured Obligations, and “Secured Party” means any of them as the context may require.

“Secured Vendor Financing Obligations” means the Vendor Financing Obligations that are designated by the Borrower as “Secured Vendor Financing Obligations” pursuant to Section 20 of the Borrower Security Agreement.

“Security Documents” means this Agreement, the Borrower Security Agreement and all other supplemental or additional security agreements, control agreements, or similar instruments delivered pursuant to the Loan Documents.

“Sweep Period” means (i) the period that begins on the first date on which Facility Availability is less than or equal to the greater of (x) the amount that is 10% of the aggregate amount of the Commitments and (y) $200,000,000, and ends on the first date when all Release Conditions are satisfied, or, solely with respect to the initial Sweep Period, any earlier date on which the Earn Out Condition shall have been satisfied; and (ii) each period that begins upon the occurrence of (x) an Event of Default described in Section 7(a), Section 7(i), Section 7(j) or Section 7(k) of the Credit Agreement, or (y) an Event of Default caused by the Borrower’s failure to perform the covenant contained in Section 6.03 of the Credit Agreement, and ends when no Event of Default is continuing; provided that, except in the case of a Sweep Period that begins upon the occurrence of any Event of Default described in Section 7(a), Section 7(i), Section 7(j) or Section 7(k) of the Credit Agreement with respect to the Borrower (which Sweep Period shall commence automatically upon the occurrence of such Event of Default), no Sweep Period shall be deemed to have commenced unless and until the Collateral Agent shall have so determined and shall have so notified the Borrower.

“Transaction Liens” means the Liens granted by the Lien Grantors under the Security Documents.

“Transferred Receivables” means any Receivables that have been sold, contributed or otherwise transferred to an Eligible Transferee in connection with a Permitted Supply Chain Financing that is permitted under the Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unliquidated Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is:

(i)       an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii)      any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii)     an obligation to provide collateral to secure any of the foregoing types of obligations.

“Vendor Financing Facility” means any arrangement among the Borrower and a Vendor Financing Lender whereby the Vendor Financing Lender makes payment on behalf of the Borrower of amounts payable by the Borrower to its suppliers and vendors.

“Vendor Financing Lender” means any Person which is a Lender or Lender Affiliate as of both (i) the date of effectiveness of the applicable Vendor Financing Facility and (ii) the date of designation of the applicable Vendor Financing Obligation as a “Secured Vendor Financing Obligation” pursuant to Section 20 of the Borrower Security Agreement.

“Vendor Financing Obligation” means any payment obligation of the Borrower owing to any Vendor Financing Lender arising in connection with any Vendor Financing Facility.

(d)            Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Grant of Transaction Liens.

(a)            In order to secure the Secured Obligations, each Lien Grantor grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Lien Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located, subject to the exceptions set forth in Section 2(b):

(i)            all Inventory;

(ii)           all Receivables;

(iii)          all Contracts;

(iv)          all Blocked Accounts, all Collection Accounts, all Lockbox Accounts and the Cash Collateral Account, and all cash, cash equivalents or other assets on deposit therein or credited thereto;

(v)           all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Lien Grantor pertaining to any of its Collateral;

(vi)          all General Intangibles, Documents, Instruments, Chattel Paper and insurance proceeds relating to the Collateral described in the foregoing clauses (i) through (v); and

(vii)         all other Proceeds of the Collateral described in the foregoing clauses (i) through (vi).

(b)            The Collateral shall not include Transferred Receivables.

(c)            With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in all right, title and interest of the applicable Lien Grantor in and to (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(d)            The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

Section 3. General Representations and Warranties. Each Lien Grantor represents and warrants that:

(a)            Such Lien Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b)            Such Lien Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(c)            Such Lien Grantor has not performed any acts that would prevent the Collateral Agent from enforcing any of the provisions of the Security Documents or that would reasonably be expected to limit the Collateral Agent in any such enforcement. Such Lien Grantor has not authorized or entered into any financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Lien Grantor nor is it aware that any such document or instrument is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the date hereof, no Collateral owned by such Lien Grantor will be in the possession or under the control of any other Person having a Lien thereon, other than a Permitted Lien.

(d)            The Transaction Liens on all Collateral owned by such Lien Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the date hereof (or, if such Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(e)            Such Lien Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein with respect to such Lien Grantor is correct and complete as of the date hereof. After the date hereof, the Collateral Agent or the Administrative Agent may obtain, at the applicable Lien Grantor’s expense, a file search report from each UCC filing office listed in its Perfection Certificate, showing the filing made at such filing office to perfect the Transaction Liens on the Collateral.

(f)             The Transaction Liens constitute perfected security interests in the Collateral owned by such Lien Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. With respect to such Lien Grantor and its Collateral, no registration, recordation, or filing with any governmental body, agency, or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection of the Transaction Liens pursuant to the UCC or for the enforcement of the Transaction Liens pursuant to the UCC.

(g)            Each Lien Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Receivables purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(h)            Each Lien Grantor’s Collateral is insured as required by the Credit Agreement.

(i)             Any Inventory produced by any Lien Grantor has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended.

Section 4. Further Assurances; General Covenants. Each Lien Grantor covenants as follows:

(a)            Such Lien Grantor will, from time to time, at its own expense, execute, deliver, authorize, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including (x) any filing of financing or continuation statements under the UCC and (y) subject to Section 5(b), causing any lockbox, collection or similar account into which payments with respect to Receivables then owned by such Lien Grantor will be received to be subjected to Blocked Account Agreements) that from time to time may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to:

(i)            create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

(ii)           enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iii)          enable the Collateral Agent to exercise and enforce any of its rights, powers, and remedies with respect to any of the Collateral.

To the extent permitted by applicable law, each Lien Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements as may be necessary or appropriate to reflect the security interests granted by this Agreement. The Collateral Agent shall provide such Lien Grantor with copies of any such financing statements and continuation statements. Each Lien Grantor agrees that a photocopy or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement to the extent permitted by law. Each Lien Grantor constitutes the Collateral Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 12. The Borrower will pay the reasonable and documented out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)            No Lien Grantor will (i) change its name or organizational entity type, or (ii) change its location (determined as provided in UCC Section 9-307) unless it shall have given the Collateral Agent prior notice thereof and delivered an Opinion of Counsel with respect thereto in accordance with Section 4(c).

(c)            Within 10 days after it takes any action contemplated by Section 4(b), each Lien Grantor, at its own expense, will cause to be delivered to the Collateral Agent an Opinion of Counsel, in form and substance reasonably satisfactory to the Collateral Agent, to the effect that (i) all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect the Transaction Liens against all creditors of and purchasers from such Lien Grantor after it takes such action (except any applicable continuation statements specified in such Opinion of Counsel that are to be filed more than six months after the date thereof) have been filed or recorded in each office necessary for such purpose, (ii) all fees and taxes, if any, payable in connection with such filings or recordings have been paid in full and (iii) except as otherwise agreed by the Required Lenders, such action will not adversely affect the perfection or priority of the Transaction Lien on any Collateral to be owned by such Lien Grantor after it takes such action or the accuracy of such Lien Grantor’s representations and warranties herein relating to such Collateral.

(d)            No Lien Grantor will sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that each Lien Grantor may do any of the foregoing unless (i) doing so would breach a covenant in the Credit Agreement (including, for the avoidance of doubt, the last sentence of Section 5.02(c) of the Credit Agreement) or (ii) an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified such Lien Grantor that its right to do so is terminated, suspended or otherwise limited. Concurrently with any sale or other disposition (except a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party. The Collateral Agent will, at the applicable Lien Grantor’s expense, execute and deliver to any Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(e)            Each Lien Grantor will use commercially reasonable efforts to cause to be collected from its Account Debtors, when due, all amounts owing under its Receivables (including delinquent Receivables, which will be collected in accordance with lawful collection procedures) and will apply all amounts collected thereon, forthwith upon receipt thereof, to the outstanding balances of such Receivables. Subject to the rights of the Collateral Agent hereunder if an Event of Default shall have occurred and be continuing, each Lien Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Receivables (but without limiting the effect of the definition of “Ineligible Receivables” contained in the Credit Agreement) (i) any extension or renewal of the time or times for payment, or settlement for less than the total unpaid balance, that such Lien Grantor finds appropriate in accordance with sound business judgment and (ii) refunds or credits, all in the ordinary course of business and consistent with such Lien Grantor’s historical collection practices. The costs and expenses (including reasonable and documented attorney’s fees) of collection, whether incurred by any Lien Grantor or the Collateral Agent, shall be paid by any Lien Grantor. If an Event of Default shall have occurred and be continuing, each Lien Grantor will, if requested to do so by the Collateral Agent, promptly notify (and each Lien Grantor authorizes the Collateral Agent to so notify) each Account Debtor in respect of its Receivables that such Receivables have been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Receivables are to be made directly to the Collateral Agent.

(f)             Each Lien Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

(g)            From time to time upon request by the Collateral Agent, each Lien Grantor will, at its own expense, cause to be delivered to the Secured Parties an Opinion of Counsel reasonably satisfactory to the Collateral Agent as to such matters relating to the transactions contemplated hereby as the Collateral Agent may reasonably request.

Section 5. Cash Collateral Account; Blocked Accounts. (a) If and when required for purposes hereof, the Collateral Agent will establish an account (the “Cash Collateral Account”), in the name and under the exclusive control of the Collateral Agent, into which all amounts owned by the Lien Grantors that are to be deposited therein pursuant to the Loan Documents shall be deposited from time to time.

(b)            At all times after the Effective Date, each Lien Grantor shall maintain a cash management system that is reasonably satisfactory to the Collateral Agent. At all times after the Effective Date (or, in the case of any Lien Grantor that becomes a party hereto after the Effective Date, not later than 60 days after such Lien Grantor becomes a party hereto (or such longer period as the Borrower and the Collateral Agent may agree)), each Lien Grantor shall (i) cause each of its Lockbox Accounts and Collection Accounts to be subject to a Blocked Account Agreement and (ii) cause all Pledged Receivables to be payable only to a Blocked Account. In addition, on each day on which collections of Pledged Receivables are received in any Lockbox Account, each Lien Grantor shall cause such collections to be transferred from the applicable Lockbox Account to a Collection Account. If any Lien Grantor receives collections in respect of Pledged Receivables other than in a Blocked Account, such Lien Grantor shall immediately (or, in the case of any Lien Grantor that becomes a party hereto after the Effective Date, on and after the date that is 60 days after such Lien Grantor becomes a party hereto (or such longer period as the Borrower and the Collateral Agent may agree)) cause such collections to be deposited into a Blocked Account; provided that U.S. Steel Oilwell Services, LLC shall not be subject to the requirements of this Section 5(b) until such time as Receivables that would constitute Eligible Receivables of U.S. Steel Oilwell Services, LLC exceed $20,000,000 and (i) Aggregate Facility Availability is less than the greater of (x) the amount that is 20% of the aggregate amount of the Commitments and (y) $400,000,000 or (ii) a Default under paragraph (a), (b), (e)(i) or (f) (solely as a result of failure to comply with Section 5 of any Security Agreement) of Article 7 of the Credit Agreement occurs (it being understood and agreed that until the requirements of this Section 5(b) of the Security Agreement have been satisfied no Receivables of Oilwell Services shall constitute Eligible Receivables).

(c)            Upon the occurrence and during the continuation of an Event of Default or if a Sweep Period shall have occurred and be continuing, the Collateral Agent may at any time thereafter give notice to any applicable depositary bank that the Collateral Agent is exercising its rights under the applicable Blocked Account Agreements to do any or all of the following: (i) to have the exclusive control of the Blocked Accounts and to exercise exclusive dominion and control over the funds and other assets deposited therein, (ii) to have the proceeds that are sent to the Blocked Accounts redirected pursuant to the Collateral Agent’s instructions, (iii) cause all amounts on deposit in any Blocked Account to be transferred to the Cash Collateral Account, (iv) subject to clause (d), retain all cash and investments then held in any Blocked Account or the Cash Collateral Account and liquidate any or all investments held therein, and (v) to take any or all other actions permitted under the applicable Blocked Account Agreement. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may also withdraw any amounts contained in a Blocked Account or the Cash Collateral Account and apply such amounts as provided in Section 7. Each Lien Grantor hereby agrees that if the Collateral Agent at any time takes any action set forth in the preceding sentence, the Collateral Agent shall have exclusive control of the proceeds (including collections) of all Pledged Receivables and each Lien Grantor further agrees to take any other action that the Collateral Agent may reasonably request to transfer such control.

(d)            During any Sweep Period (i) all amounts held in the Cash Collateral Account (other than amounts deposited therein pursuant to Section 2.11(b), Section 2.16(j) or Section 5.10(b) of the Credit Agreement as cash collateral for the LC Exposure) shall be applied on a daily basis to first, the outstanding principal balance of the Base Rate Tranche A Loans until repaid in full, or, if applicable, as provided in Section 7, (ii) second, following repayment in full of all outstanding Base Rate Tranche A Loans pursuant to clause (i), any remaining amounts held in the Cash Collateral Account shall continue to be held in the Cash Collateral Account and (other than amounts deposited therein pursuant to Section 2.11(b), Section 2.16(j) or Section 5.10(b) of the Credit Agreement as cash collateral for the LC Exposure) shall be applied to the outstanding principal balance of maturing Eurodollar Tranche A Loans upon expiration of the Interest Periods applicable thereto, (iii) third, following repayment in full of all outstanding Eurodollar Tranche A Loans pursuant to clause (ii), any remaining amounts held in the Cash Collateral Account shall continue to be held in the Cash Collateral Account and (other than amounts deposited therein pursuant to Section 2.11(b), Section 2.16(j) or Section 5.10(b) of the Credit Agreement as cash collateral for the LC Exposure) shall be applied to the outstanding principal balance of the Base Rate Tranche B Loans until repaid in full and (iv) fourth, following repayment in full of all outstanding Base Rate Tranche B Loans pursuant to clause (iii), any remaining amounts held in the Cash Collateral Account shall continue to be held in the Cash Collateral Account and (other than amounts deposited therein pursuant to Section 2.11(b), Section 2.16(j) or Section 5.10(b) of the Credit Agreement as cash collateral for the LC Exposure) shall be applied to the outstanding principal balance of maturing Eurodollar Tranche B Loans upon expiration of the Interest Periods applicable thereto.

(e)            Unless (x) a Sweep Period shall have occurred and be continuing, (y) an Event of Default shall have occurred and be continuing and the Required Lenders shall have instructed the Collateral Agent to stop withdrawing amounts from the Cash Collateral Account pursuant to this subsection or (z) the maturity of the Loans shall have been accelerated pursuant to Article 7 of the Credit Agreement or pursuant to the proviso to the definition of “Termination Date” contained in the Credit Agreement (or otherwise), the Collateral Agent shall withdraw amounts from the Cash Collateral Account (other than amounts required to be deposited in the Cash Collateral Account pursuant to Section 2.11(b), 2.16(j) or Section 5.10(b) of the Credit Agreement) and remit such amounts to, or as directed by, each applicable Lien Grantor from time to time.

(f)             Funds held in any Blocked Account or the Cash Collateral Account may, until withdrawn or otherwise applied pursuant hereto, be invested and reinvested in such Liquid Investments as each applicable Lien Grantor shall request from time to time; provided that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may select such Liquid Investments.

(g)            If immediately available cash on deposit in any Blocked Account or the Cash Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

Section 6. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b)            Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Cash Collateral Account or any Blocked Account and apply such cash as provided in Section 7 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the applicable Lien Grantor as required by Section 9.

(c)            Without limiting the generality of the foregoing, during any Sweep Period, the Collateral Agent may (i) exercise all of the remedies described in Section 5(d) and (ii) cause all amounts constituting Collateral that are held in any lockbox, collection or other account of any Lien Grantor then subject to an effective Blocked Account Agreement to be transferred on a daily basis to the Cash Collateral Account.

Section 7. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply (i) any cash held in the Cash Collateral Account and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Security Documents, and any other amounts then due and payable to the Collateral Agent pursuant to Section 8 or to any Agent pursuant to the Credit Agreement;

second, ratably to (i) pay the Secured Obligations consisting of unpaid principal of the Tranche A Loans and First Secured Derivative Obligations ratably (or to provide for the payment thereof pursuant to Section 7(b)) and (ii) cash collateralize LC Exposures, until payment in full of the principal of all such Secured Obligations described in this clause second shall have been made (or so provided for) and all LC Exposures have been Cash Collateralized;

third, to pay ratably the Secured Obligations consisting of all interest (including Post-Petition Interest) on the Tranche A Loans and all commitment and other fees payable under the Related Documents with respect to the Tranche A Loans and related commitments, until payment in full of all such interest and fees shall have been made;

fourth, to pay the Secured Obligations consisting of unpaid principal of the Tranche B Loans ratably (or to provide for the payment thereof pursuant to Section 7(b)), until payment in full of the principal of all such Secured Obligations described in this clause fourth shall have been made (or so provided for);

fifth, to pay ratably the Secured Obligations consisting of all interest (including Post-Petition Interest) on the Tranche B Loans and all commitment and other fees payable under the Related Documents with respect to the Tranche B Loans and related commitments, until payment in full of all such interest and fees shall have been made;

sixth, to pay all other Secured Obligations (other than the Secured Bi-Lateral Letter of Credit Obligations, the Secured Cash Management Obligations, the Secured Vendor Financing Obligations and the Second Secured Derivative Obligations) ratably (or to provide for the payment thereof pursuant to Section 7(b)), until payment in full of all such other Secured Obligations (other than the Secured Bi-Lateral Letter of Credit Obligations, the Secured Cash Management Obligations, the Secured Vendor Financing Obligations and the Second Secured Derivative Obligations) shall have been made (or so provided for);

seventh, to pay ratably the unpaid principal of the Secured Bi-Lateral Letter of Credit Obligations, the Secured Cash Management Obligations, and the Secured Vendor Financing Obligations (or to provide payment therefor pursuant to Section 7(b)), until payment in full of the principal of all Secured Bi-Lateral Letter of Credit Obligations, Secured Cash Management Obligations and Secured Vendor Financing Obligations shall have been made (or so provided for);

eighth, to pay ratably all interest (including Post-Petition Interest) on the Secured Bi-Lateral Letter of Credit Obligations, the Secured Cash Management Obligations, the Secured Vendor Financing Obligations and the First Secured Derivative Obligations, until payment in full of all such interest has been made;

ninth, to pay ratably all the unpaid principal of the Second Secured Derivative Obligations;

tenth, to pay ratably all interest on the Second Secured Derivative Obligations; and

finally, to pay to the Lien Grantors, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

Notwithstanding anything to the contrary herein, the parties hereto agree that the unpaid principal (i.e., the Mark-to-Market Value) of the First Secured Derivative Obligations shall be paid, ratably with the unpaid principal of other Secured Obligations with respect to the Tranche A Loans, pursuant to clause second; provided that if on the date of any application of cash or proceeds in accordance with this Section 7(a), the aggregate Mark-to-Market Value of First Secured Derivative Obligations exceeds an amount equal to (x) $200,000,000 minus (y) the aggregate Mark-to-Market Value of First Secured Derivative Obligations previously paid pursuant to this Section 7(a) and Section 7(a) of the Borrower Security Agreement (such amount, the “Available Derivative Amount” at such date), then: (x) the Secured Obligations payable pursuant to clause second shall be the Mark-to-Market Value of First Secured Derivative Obligations in an aggregate amount equal to the Available Derivative Amount at such date (which Available Derivative Amount shall represent and be comprised of a ratable portion (the “Permitted Ratable Portion”) of the Mark-to-Market Value of each First Secured Derivative Obligation), and (y) the portion of the Mark-to-Market Value of each First Secured Derivative Obligation that is in excess of the Permitted Ratable Portion referred to in clause (x) (and is therefore not paid ratably with the unpaid principal of Secured Obligations with respect to the Tranche A Loans pursuant to clause second) shall, for all purposes of this Section 7(a), be treated as and deemed to be unpaid principal of a Second Secured Derivative Obligation, and shall be paid, ratably with the unpaid principal of all other Second Secured Derivative Obligations, pursuant to clause ninth.

(b)            If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 7(b), be payable pursuant to Section 7(a) in respect of an Unliquidated Secured Obligation, the Collateral Agent shall not apply any monies to pay such Unliquidated Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Unliquidated Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Unliquidated Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Domestic Business Days before such distribution, such Unliquidated Secured Obligation will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Unliquidated Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Unliquidated Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments. All such monies and Liquid Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 7(b) rather than Section 7(a). The Collateral Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Unliquidated Secured Obligation becomes a Liquidated Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Liquidated Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 7(a) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Liquidated Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 7(a). If (i) the holder of such Unliquidated Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of an Unliquidated Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 7(b)in respect of such Unliquidated Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Liquidated Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 7(a).

(c)            In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 11(g). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the case of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

Section 8. Fees and Expenses; Indemnification. (a) Each Lien Grantor will forthwith upon demand pay to the Collateral Agent:

(i)            the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii)           the amount of any and all reasonable and documented out-of-pocket expenses, including transfer taxes and reasonable and documented fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Security Documents;

(iii)          the amount of any fees that such Lien Grantor shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement; and

(iv)          the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable and documented fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Collateral Agent’s gross negligence or willful misconduct or a breach of any duty that the Collateral Agent has under this Agreement (after giving effect to Sections 10 and 11).

Any such amount not paid to the Collateral Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2.00% plus the Base Rate for such day plus the Applicable Rate that would, in the absence of an Event of Default, be applicable to the Base Rate Loans for such day.

(b)            If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the applicable Lien Grantor will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

Section 9. Authority to Administer Collateral. Each Lien Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at such Lien Grantor’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral (to the extent necessary to pay the Secured Obligations in full):

(a)            to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)            to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)            to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(d)            to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the applicable Lien Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

Section 10. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith or by reason of any act or omission by the Collateral Agent pursuant to instructions from the Administrative Agent, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.

Section 11. General Provisions Concerning the Collateral Agent. (a) Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms of the Security Documents, together with such actions and powers as are reasonably incidental thereto.

(b)            Coordination with Secured Parties. To the extent requested to do so by any Secured Party, the Collateral Agent will promptly notify such Secured Party of each notice or other communication received by the Collateral Agent hereunder and/or deliver a copy thereof to such Secured Party. As to any matters not expressly provided for herein (including (i) the timing and methods of realization upon the Collateral and (ii) the exercise of any power that the Collateral Agent may, but is not expressly required to, exercise under any Security Document), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion (subject to the following provisions of this Section).

(c)            Rights and Powers as a Secured Party. The Person serving as the Collateral Agent shall, in its capacity as a Secured Party, have the same rights and powers as any other Secured Party and may exercise the same as though it were not the Collateral Agent. Such Person and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, any of its Subsidiaries (including any Lien Grantor) or their respective Affiliates as if it were not the Collateral Agent hereunder.

(d)            Limited Duties and Responsibilities. The Collateral Agent shall not have any duties or obligations under the Security Documents except those expressly set forth therein. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Agent is required in writing to exercise by the Required Lenders, and (c) except as expressly set forth in the Security Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries (including any Lien Grantor) that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 of the Credit Agreement) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for the existence, genuineness, or value of any Collateral or for the validity, perfection, priority, or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Borrower or a Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Security Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Security Document, (iv) the validity, enforceability, effectiveness or genuineness of any Security Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in any Security Document.

(e)            Authority to Rely on Certain Writings, Statements, and Advice. The Collateral Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document, or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Subsidiaries (including any Lien Grantor)), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountant or expert. The Collateral Agent may rely conclusively on advice from the Administrative Agent as to whether at any time (i) an Event of Default under the Credit Agreement has occurred and is continuing, (ii) the maturity of the Loans has been accelerated or (iii) any proposed action is permitted or required by the Credit Agreement.

(f)            Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 10 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(g)            Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is an Unliquidated Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) the Administrative Agent for information as to the Lenders, the Administrative Agent or the Collateral Agent, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from the foregoing sources, and (iii) the Borrower or any Lien Grantor, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(h)            Within two Business Days after it receives or sends any notice referred to in this subsection, the Collateral Agent shall send to the Administrative Agent and each Secured Party requesting notice thereof, copies of any notice given by the Collateral Agent to any Lien Grantor, or received by it from any Lien Grantor; provided that such Secured Party has, at least five Business Days prior thereto, delivered to the Collateral Agent a written notice (i) stating that it holds one or more Secured Obligations and wishes to receive copies of such notices and (ii) setting forth its address, facsimile number and e-mail address to which copies of such notices should be sent.

(i)             The Collateral Agent may refuse to act on any notice, consent, direction or instruction from the Administrative Agent or any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave, or instructed the Agent to give, such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(j)             Resignation; Successor Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided in this subsection, the Collateral Agent may resign at any time by notifying the Secured Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Collateral Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Lien Grantors to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Lien Grantors and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Section and Section 10 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

Section 12. Termination of Transaction Liens; Release of Collateral.

(a)            The Transaction Liens shall terminate when all the Release Conditions are satisfied.

(b)            The Transaction Liens (x) with respect to any Pledged Receivables shall terminate when such Receivables have become Transferred Receivables and (y) with respect to any other Collateral shall terminate upon the sale of such Collateral to a Person other than a Credit Party in a transaction not prohibited by the Credit Agreement. In each case, such termination shall not require the consent of any Secured Party, and the Collateral Agent and any third party shall be fully protected in relying on a certificate of the Borrower as to whether any Pledged Receivables qualify as Transferred Receivables (including whether the transfer thereof is permitted under the Credit Agreement and this Agreement).

(c)            If the Borrower delivers a certificate pursuant to Section 12(b) stating that any Pledged Receivables qualify as Transferred Receivables, the Collateral Agent and any third party shall be fully protected in relying on such certificate as conclusive proof that the Transferred Receivables are not Collateral.

(d)            At any time before the Transaction Liens terminate, the Collateral Agent may, at the written request of the Borrower, (i) release any Collateral (but not all or substantially all of the Collateral) with the prior written consent of the Required Lenders or (ii) release all or substantially all of the Collateral with the prior written consent of all the Lenders.

(e)            Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the applicable Lien Grantor, execute and deliver to such Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be. Each Secured Party consents to the Collateral Agent’s delivery of, and hereby directs the Collateral Agent to deliver, such release documents.

Section 13. Notices. Each notice, request or other communication given to any party hereunder shall be in writing and be sent to the following addresses:

(a)            in the case of any Lien Grantor, to it in care of the Borrower:

United States Steel Corporation
600 Grant Street, Room 1874
Pittsburgh, Pennsylvania 15219|
Attention: Manager – Corporate Finance
Facsimile: (412) 433-2222

(b)            in the case of the Collateral Agent:

JPMorgan Chase & Co.

CIB DMO WLO,

Mail code NY1-C413,

4 CMC, Brooklyn, NY, 11245-0001,

United States

Email: ib.collateral.services@jpmchase.com

with a copy to:

J.P. Morgan Chase Bank, N.A.
383 Madison Avenue, FL 24
New York, New York 10179
Attention: Peter Predun
Facsimile: (212) 270-5100
E-mail: peter.predun@jpmorgan.com

J.P. Morgan Chase Bank, N.A.
383 Madison Avenue, FL 24
New York, New York 10179
Attention: Anna Filipovich
E-mail: anna.filipovich@jpmorgan.com

(c)            in the case of any Lender, to the Collateral Agent to be forwarded to such Lender at its address or facsimile number specified in or pursuant to Section 9.01 of the Credit Agreement; or

(d)            in the case of any Secured Party requesting notice under Section 11(h), such address, facsimile number, or e-mail address as such party may hereafter specify for the purpose by notice to the Collateral Agent.

All notices and other communications given to any party hereto in accordance with the terms of this Agreement shall be deemed to have been given on the date of receipt. Any party may change its address, facsimile number and/or e-mail address for purposes of this Section by giving notice of such change to the Collateral Agent and each Lien Grantor in the manner specified in this Section 13.

Section 14. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Related Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Related Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Related Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

Section 15. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on each Lien Grantor and its successors and assigns.

Section 16. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto, with the consent of such Lenders and/or Agents as are required to consent thereto under Section 9.02(b) of the Credit Agreement.

Section 17. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

Section 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE CASE OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 19. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

Section 20. Amendment and Restatement; Confirmation of Guarantee.

(a)            This Agreement amends and restates the Existing Subsidiary Security Agreement. All liens, claims, rights, titles, interests and benefits created and granted by the Existing Subsidiary Security Agreement shall continue to exist, remain valid and subsisting, shall not be impaired or released hereby, shall remain in full force and effect and are hereby affirmed, renewed, extended, carried forward and conveyed as security for the Secured Obligations.

(b)            The Guarantors acknowledge and agree that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Loan Documents. Each Guarantor hereby (i) ratifies and confirms its covenants and obligations under each Loan Document to which it is a party, including, without limitation, its continuing unconditional Guarantee of the Secured Obligations pursuant to the applicable Subsidiary Guarantee Agreement, and (ii) acknowledges and agrees that each Loan Document, including, without limitation, the applicable Subsidiary Guarantee Agreement, to which it is a party shall remain in full force and effect.

Section 21. Additional Guarantors. Upon execution and delivery of a Joinder Agreement by the Collateral Agent and any Domestic Subsidiary that the Borrower elects to cause to become a Subsidiary Guarantor by fulfilling the Collateral and Guarantee Requirement under the Credit Agreement, such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written.

U.S. STEEL SEAMLESS TUBULAR OPERATIONS, LLC

By:	/s/ Arne Jahn
	Name:	Arne Jahn
	Title:	Treasurer

UNITED STATES STEEL INTERNATIONAL, INC.

By:	/s/ Arne Jahn
	Name:	Arne Jahn
	Title:	Treasurer

U.S. STEEL OILWELL SERVICES, LLC

By:	/s/ Arne Jahn
	Name:	Arne Jahn
	Title:	Treasurer

U.S. STEEL TUBULAR PRODUCTS, INC.

By:	/s/ Arne Jahn
	Name:	Arne Jahn
	Title:	Treasurer

[Signature Page to Subsidiary Security Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ James Shender
	Name:	James Shender
	Title:	Vice President

[Signature Page to Subsidiary Security Agreement]

EXHIBIT A
to Subsidiary Security Agreement

PERFECTION CERTIFICATE

[The][Each] undersigned is a duly authorized officer of [the][each] Lien Grantor identified in paragraph 1 below (the “Lien Grantors”) and set forth above its name on the signature page hereto. With reference to the Second Amended and Restated Subsidiary Security Agreement dated as of October 25, 2019 among the Lien Grantors and JPMorgan Chase Bank, N.A., as Collateral Agent (terms defined therein being used herein as therein defined), [the][each] undersigned certifies to the Collateral Agent and each other Secured Party as follows:

Information Required for Filings and Searches for Prior Filings.

1.       Name and Jurisdiction of Organization. (a) The exact name as it appears in its certificate of incorporation, certificate of formation or other equivalent organizational document, (b) the type of entity and (c) the jurisdiction of organization of each Lien Grantor is:

Lien Grantor	Type of Entity	Jurisdiction of Organization

2.       Prior Names. (a) The following constitute each other corporate (or other organizational) name that each Lien Grantor has had within the past five years, together with the date of the relevant change:

Lien Grantor	Prior Name

(b)       Except as hereinafter set forth, each Lien Grantor has not changed its organizational structure.1

Lien Grantor	Description

(c)       Except as hereinafter set forth, each Lien Grantor has not changed its jurisdiction of organization.

Lien Grantor	Prior Jurisdiction of Organization

4.       Location of Debtor. (a) Each Lien Grantor’s principal place of business is:2

Lien Grantor	Principal Place of Business

(b) Except as hereinafter set forth, each Lien Grantor has not changed its principal place of business in the last five years.

1       Changes in organizational structure include mergers and consolidations, as well as any change in a Lien Grantor’s form of organization. If any such change has occurred, include in the table below the information required by paragraphs 1 through 5 of this certificate as to each constituent party to a merger or consolidation and any other predecessor organization.

2       Insert Lien Grantor’s “location” determined as provided in UCC Section 9-307.

Lien Grantor	Prior Principal Place of Business

5.       Organizational and Federal Taxpayer Identification Numbers. Set forth below is (a) the organization identification number, if any, assigned by the jurisdiction of organization of each Lien Grantor and (b) the U.S. federal taxpayer identification number of each Lien Grantor.

Lien Grantor	Organizational Identification No.	U.S. Federal Taxpayer Identification No.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of __________, ____.

[LIEN GRANTOR]

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule I
to Perfection Certificate

DESCRIPTION OF COLLATERAL

All Inventory, Receivables, Contracts, Blocked Accounts, all Collection Accounts, all Lockbox Accounts and the Cash Collateral Account, and all cash, cash equivalents or other assets on deposit therein or credited thereto, and all books and records (including customer lists, credit files, computer programs, printouts and other computer material and records) pertaining to the foregoing, all General Intangibles, Documents, Instruments, Chattel Paper and insurance proceeds pertaining to the foregoing, in each case whether now owned or hereafter acquired and wherever located, and all Proceeds thereof, but excluding all Transferred Receivables (as each such term is defined on Exhibit A attached hereto).*

*Form of Exhibit A to UCC-1 Financing Statements is attached hereto.

Exhibit A to UCC-1 Financing Statement

Debtor: U. S. Steel Seamless Tubular Operations, LLC 460 Wildwood Forest Drive, Suite 300S Spring, TX 77380	Secured Party: JPMorgan Chase Bank, N.A., as Collateral Agent 500 Stanton Christiana Road Ops 2 Floor 3 Newark, Delaware 19713-2107

Capitalized terms used in the description of collateral set forth on the face of the UCC-1 Financing Statement to which this Exhibit A pertains shall have the following meanings:

“Accounts” has the meaning specified in Section 9-102 of the UCC.

“Blocked Accounts” means any lockbox, deposit, collection or similar account of the Debtor which is or becomes subject to a “Blocked Account Agreement” pursuant to the Subsidiary Security Agreement.

“Cash Collateral Account” means an account in the name and under the exclusive control of the Collateral Agent, into which all amounts owned by the Debtor that are required to be deposited pursuant to the Credit Agreement and related documents are deposited from time to time.

“Chattel Paper” has the meaning specified in Section 9-102 of the UCC.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Subsidiary Security Agreement and related documents, and its successors in such capacity.

“Collection Account” means each deposit account established by the Debtor into which collections on Receivables are deposited or into which amounts collected in any Lockbox Account are transferred.

“Contracts” means all General Intangibles related to the sale, lease, exchange, or other disposition of Inventory, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of February 26, 2018 among the United States Steel Corporation, the Lenders party thereto, the LC Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

“Document” has the meaning specified in Section 9-102 of the UCC.

“Eligible Transferee” means any Person which is not a Subsidiary of the Borrower that purchases, or receives as collateral, Receivables from any Credit Party in connection with a Permitted Supply Chain Financing.

“General Intangibles” has the meaning specified in Section 9-102 of the UCC.

“Instrument” has the meaning specified in Section 9-102 of the UCC.

“Inventory” has the meaning specified in Section 9-102 of the UCC.

“Lockbox Accounts” means each lockbox account established by the Debtor into which collections on Receivables are deposited.

“Permitted Supply Chain Financing” means any supply chain financing or other factoring transaction whereby the Receivables payable by a particular customer of the Debtor are sold or pledged as collateral by the Debtor to a third-party financing source on a basis that is non-recourse to the Debtor.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the Debtor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Receivables” means, with respect to the Debtor, all Accounts owned by it and all other rights, titles or interests which, in accordance with generally accepted accounting principles in the United States of America, would be included in receivables on its balance sheet (including any such Accounts and/or rights, titles or interests that might be characterized as Chattel Paper, Instruments or General Intangibles under the UCC), in each case arising from the sale, lease, exchange or other disposition of Inventory, and all of the Debtor’s rights to any goods, services or other property related to any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit), and all collateral security and supporting obligations of any kind given by any person with respect to any of the foregoing.

“Subsidiary Security Agreement” means the Amended and Restated Subsidiary Security Agreement dated as of February 26, 2018 among the Debtor, the other guarantors from time to time party thereto and the Collateral Agent.

“Transferred Receivables” means any Receivables that have been sold, contributed or otherwise transferred by the Debtor to an Eligible Transferee in connection with a Permitted Supply Chain Financing that is permitted under the Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

EXHIBIT B
to Subsidiary Security Agreement

FORM OF SUBSIDIARY SECURITY AGREEMENT JOINDER

JOINDER, dated as of [●] (this “Joinder Agreement”), to the Second Amended and Restated Subsidiary Security Agreement, dated as of October 25, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Subsidiary Security Agreement”), among the Guarantors and JPMorgan Chase Bank, N.A., as Collateral Agent.

A.                Reference is made to that certain Fifth Amended and Restated Credit Agreement dated as of October 25, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among United States Steel Corporation, as the Borrower, the Lenders party thereto, the LC Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

B.                 Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Subsidiary Security Agreement, as applicable.

C.                 [The][Each] undersigned Domestic Subsidiary ([each a][the] “New Lien Grantor”) is executing this Joinder Agreement in accordance with Section 21 of the Subsidiary Security Agreement and the Collateral and Guarantee Requirement under the Credit Agreement.

Accordingly, the Collateral Agent and [each][the] New Lien Grantor agree as follows:

SECTION 1.          In accordance with Section 21 of the Subsidiary Security Agreement, [the][each] New Lien Grantor by its signature below becomes a Lien Grantor under the Subsidiary Security Agreement with the same force and effect as if originally named therein as a Lien Grantor, and [the][each] New Lien Grantor hereby (a) agrees to all the terms and provisions of the Subsidiary Security Agreement applicable to it as a Lien Grantor thereunder and (b) represents and warrants as of the date hereof that the applicable representations and warranties made by it as a Lien Grantor thereunder on the date hereof that are qualified as to materiality are true and correct in all respects on and as of the date hereof and those that are not so qualified are true and correct in all material respects on and as of the date hereof; it being understood and agreed that any representation or warranty that expressly relates to an earlier date shall be deemed to refer to the date hereof. In furtherance of the foregoing, [the][each] New Lien Grantor grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the property of such Lien Grantor described in Section 2 of the Subsidiary Security Agreement, whether now owned or existing or hereafter acquired or arising and regardless of where located, subject to the exceptions set forth in Section 2(b) of the Subsidiary Security Agreement. Upon the effectiveness of this Joinder Agreement, each reference to a “Lien Grantor” in the Subsidiary Security Agreement shall be deemed to include [the][each] New Lien Grantor. The Subsidiary Security Agreement is hereby incorporated herein by reference.

SECTION 2.          [The][Each] New Lien Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.          This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of [the][each] New Lien Grantor and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.          Attached hereto is a duly prepared, completed and executed Perfection Certificate with respect to [the][each] New Lien Grantor, and [the][each] New Lien Grantor hereby represents and warrants that the information set forth therein is correct and complete in all material respects as of the date hereof.

SECTION 5.          Except as expressly supplemented hereby, the Subsidiary Security Agreement shall remain in full force and effect.

SECTION 6.          THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.          In case any one or more of the provisions contained in this Joinder Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subsidiary Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.          All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Subsidiary Security Agreement.

SECTION 9.          [The][Each] New Lien Grantor agrees to reimburse the Collateral Agent for its reasonable and documented expenses in connection with this Joinder Agreement, including the fees, other charges and disbursements of counsel in accordance with Section 8(a) of the Subsidiary Security Agreement and/or Section 9.03(a) of the Credit Agreement.

SECTION 10.      This Joinder Agreement shall constitute a Loan Document and a Security Document, under and as defined in, the Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, [the][each] New Lien Grantor has duly executed this Joinder Agreement to the Subsidiary Security Agreement as of the day and year first above written.

[NEW LIEN GRANTOR]

By:
Name:
Title:

[Signature Page to Joinder Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Schedule I
to Subsidiary Security Agreement

Lockbox Accounts and Collection Accounts

Name on Account	Account Number	Account Type